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BNY FINANCIAL CORPORATION
SECOND RESTATED AND AMENDED FINANCING AGREEMENT


BERNARD CHAUS, INC.
1410 Broadway
New York,  NY 10018



Gentlemen/Ladies:


     Second Restated and Amended Financing Agreement ("Agreement") dated as of October 10, 1997 (the "Closing Date") between Bernard Chaus, Inc., a corporation organized under the laws of the State of New York ("Borrower") and BNY
Financial Corporation, a corporation organized under the laws of the State of New York ("Lender").


                                   BACKGROUND

     Borrower and Lender are parties to a Restated and Amended Financing Agreement dated as of February 21, 1995 (as the same has been amended, restated, supplemented or otherwise modified from time to time, the "Existing Agreement") pursuant to which Lender provides Borrower with certain financial accommodations.

     By execution of this Agreement, Borrower and Lender intend to amend and restate the Existing Agreement in its entirety and, as so amended and restated, the Existing Agreement shall read in full as set forth herein from and after the date hereof.

     IN CONSIDERATION of the mutual covenants and undertakings herein contained, Borrower and Lender hereto hereby agree as follows:


AMENDMENT AND RESTATEMENT

     As of the date of this Agreement, the terms, conditions, covenants, agreements, representations and warranties contained in the Existing Agreement shall be deemed amended and restated in their entirety as follows; provided, however, nothing contained in this Agreement shall impair, limit or affect the liens heretofore granted, pledged and/or assigned to Lender with respect to the Collateral as security for the Obligations to Lender under the Existing Agreement. Borrower acknowledges that the outstanding balance of Obligations under the Existing Agreement is $77,252,000 as of the date hereof ("Existing Obligations") the payment of which is not subject to any defense, offset or counterclaim on the part of the Borrower. Borrower reaffirms all of the Other Documents executed in connection with the Existing Agreement, and all references to the Existing Agreement in the Other Documents shall mean and include this Agreement.

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     1. COVERED SALES; SECURITY INTEREST

     Borrower hereby acknowledges, confirms and agrees that Lender has and shall continue to have a lien upon and security interest in all Collateral heretofore granted to Lender pursuant to the Existing Agreement to secure the Obligations, and to the extent not otherwise granted thereunder or under the Other Documents or otherwise granted to or held by Lender, Borrower hereby grants to Lender a continuing lien and security interest in all presently existing and hereafter arising Collateral which Borrower now or hereafter owns or has an interest in, wherever located, to secure prompt repayment of any and all Obligations owed and to be owed by Borrower to Lender and to secure prompt performance by Borrower of each and all of its covenants and obligations under this Agreement and the Other Documents. Lender's lien and security interest in the Collateral shall attach to all Collateral without further act on the part of Lender or Borrower.


     2. TERM LOAN; REVOLVING ADVANCES; L/CS; INTEREST; COMMISSIONS; LATE PAYMENT CHARGES

     2.1. If Borrower so requests, Lender shall, subject to the other provisions of this Agreement including but not limited to Lender's rights to withhold Reserves, make Revolving Advances and issue sight, trade Letters of Credit ("L/Cs") (Revolving Advances and the Term Loan, collectively, the "Loans"). All outstanding Loans and payments related to L/C's which have been drawn upon shall be Obligations and shall be charged to Borrower's account when made. The outstanding amount of all L/Cs shall not exceed $20,000,000 in the aggregate at any time and shall be chargeable to Borrower's account. In no event, however, shall the aggregate amount of all then outstanding Obligations (including but not limited to, Loans, L/Cs and all other amounts then charged or chargeable to Borrower's account) exceed at any time the Maximum Loan Amount. At no time will Borrower request or incur or permit there to be outstanding Obligations which, or request Loans or the issuance of L/Cs which would cause the then outstanding Obligations to, exceed the Maximum Loan Amount, or request Revolving Advances which, if made, would cause the aggregate amount of Revolving Advances then outstanding to exceed the lesser of (i) the Maximum Loan Amount (less outstanding L/Cs) or (ii) the Formula Amount. Furthermore, and without limiting Borrower's Obligations or Lender's other rights, Borrower shall forthwith pay Lender (A) the amount, if any, by which the then outstanding Obligations at any time and from time to time exceed the then Maximum Loan Amount, and (B) the amount by which the then aggregate amount of outstanding Revolving Advances exceeds the lesser of (x) Maximum Revolving Amount (less outstanding L/Cs) or (y) the Formula Amount (each, an "Overadvance").

     2.2. Fifteen Million Dollars ($15,000,000) of the Existing Obligations is hereby recast as a Term Loan (the "Term Loan"). The Term Loan shall, with respect to principal, amortize annually as follows, in nineteen (19) quarterly installments, commencing as of March 31, 1998 and on the last day of each fiscal quarter thereafter and one final installment on December 31, 2002 in the amount of the then outstanding principal balance, subject to acceleration upon the occurrence and continuance of an Event of Default under this Agreement or termination of this Agreement pursuant to Section 7 hereof:


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===============================================================================
PERIOD                              ANNUAL AMORTIZATION   QUARTERLY INSTALLMENT
-------------------------------------------------------------------------------
Fiscal year ending June 30, 1998        $  500,000              $250,000
-------------------------------------------------------------------------------
Fiscal year ending June 30, 1999        $1,000,000              $250,000
-------------------------------------------------------------------------------
Fiscal year ending June 30, 2000        $1,000,000              $250,000
-------------------------------------------------------------------------------
Fiscal year ending June 30, 2001        $1,000,000              $250,000
-------------------------------------------------------------------------------
Fiscal year ending June 30, 2002        $1,000,000              $250,000
-------------------------------------------------------------------------------
September 30, 2002                      $  250,000              $250,000
-------------------------------------------------------------------------------
December 31, 2002                  The outstanding balance
-------------------------------------------------------------------------------

The Term Loan shall be evidenced by and subject to the terms and conditions set forth in the secured promissory note attached hereto as Exhibit 2.2.

     2.3. Subject to the terms and conditions set forth in this Agreement, Lender will make Revolving Advances to Borrower in aggregate amounts outstanding at any time equal to the lesser of (a) the Maximum Revolving Amount less the aggregate amount of outstanding L/Cs or (b) an amount equal to the sum of:

     (i) 85% of the net face amount of Eligible Receivables (as hereinafter defined); provided, that with respect to Eligible Receivables generated by sales to Dillards Department Store, such advance percentage shall be 80%) plus ----

     (ii) (A) 60% of the value of the Eligible Inventory consisting of Domestic Finished Goods Inventory and (B) 50% of the value of the Eligible Inventory consisting of Foreign Finished Goods Inventory; provided, that the maximum amount of availability hereunder with respect to Inventory located at Guarantor's retail store locations shall not exceed (I) $2,500,000 during the period from October 1, 1997 through and including October 31, 1997, (II) $1,500,000 during the period from November 1, 1997 through and including November 30, 1997, (III) $1,200,000 during
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          the period from December 1, 1997 through and including January 31,
          1998 and (IV) $0 at all times thereafter, plus


     (iii) 100% of the Cash Collateral Deposit, plus

     (iv) Permitted Overadvances, plus

     (v)  the Put Amount minus

     (vi) Reserves.

     The amount derived from the sum of (x) Sections 2.3(i), (ii), (iii), (iv) and (v) minus (y) Section 2.3(vi) at any time and from time to time shall be referred to as the "Formula Amount." However, Lender may at any time and from time to time, in Lender's sole ----- discretion, increase or decrease any of the percentages referred to in the preceding sentence.

     2.4. For Lender's services, Lender shall charge to Borrower's account:

     (a) monthly, as of the last day of each month, interest on the average daily balance of all Obligations which are outstanding during such month (but in the case of L/Cs, only those which have been charged to Borrower's account) at a rate per annum which exceeds the average Alternate Base Rate in effect during such month by the then "Applicable Margin" (as hereinafter defined); provided, however, that said interest rate shall not be less than six percent (6%) per annum and shall in no event be higher than the highest rate permitted by New York law. (b) all bank charges for wire transfers.

     (c) an unused line fee at the rate of three eighths of one percent (3/8%) per annum (based on a 360-day year), calculated and payable monthly, on the difference between (i) the Maximum Loan Amount and (ii) the average amount of outstanding Obligations during such month.

     (d) a fee at the rate of 1/8% of 1% per month (the "L/C Fee") on the average daily balance of L/Cs outstanding during such month, but in no event less than $25,000 per month, provided however, that if there shall exist an Overadvance including, but not limited to a Permitted Overadvance outstanding on each of five or more days in any month, the L/C Fee shall be increased by 1/12 of one percent for such month. Additional amounts, at Lender's standard rates for letters of credit and those of the issuing banks, shall be charged for letters of credit issued on Borrower's behalf which are not negotiated by the beneficiaries at (i) an overseas branch of the Bank or (ii) another bank, if any, chosen by Lender.

     (e) monthly, as of the 15th day of each month, a commission at the rate of twenty five one hundredths of one percent (.25%) of the gross face amount of each invoice evidencing a Receivable assigned to Lender under this Agreement during such month, which commission is in consideration of the accounts receivable management and bookkeeping services to be provided by Lender hereunder. However, for all purposes hereof, the minimum

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commission that Borrower shall pay with respect to each "Contract Quarter"
(the three month period beginning on February 1, May 1, August 1, and
November 1, of each year) shall not be less than $125,000 ("Minimum Commission"). If the actual commission paid in any Contract Quarter or part thereof is less than the Minimum Commission, Lender shall charge to Borrower's account the difference ("Minimum Commission Charge") between the Minimum Commission and the commission actually paid for the Contract Quarter or portion thereof during which this Agreement is in effect. For each Contract Quarter Lender shall compute the Minimum Commission Charge, if any, and charge Borrower's account therefor for each such quarter in the month following the end of such quarter or in the month following the Restructure Date of termination of this Agreement in the case of the last Contract Quarter or partial Contract Quarter.


     3. MATURED FUNDS

     On the last day of each month, Lender shall credit Borrower's account with interest at a rate per annum equal to three percent (3%) less than the average Alternate Base Rate in effect during such month on the average daily balance of any amounts payable by Lender to Borrower hereunder with respect to Receivables (as confirmed by Lender by appropriate credit to Borrower's account with Lender) which are not drawn by Borrower on the Maturity Date, while held by Lender after the Maturity Date.


     4. CHARGES; BALANCES; RESERVES

     Lender may charge to Borrower's account all Obligations. Recourse to security will not be required at any time. All credit balances or other sums at any time standing to Borrower's credit and all Reserves on Lender's books, and all of Borrower's property in Lender's possession at any time or in the possession of any parent, affiliate or subsidiary of Lender or on or in which Lender or any parent, affiliate or subsidiary has a lien or security interest, may be held and reserved by Lender as security for all Obligations. Lender will account to Borrower monthly and each monthly accounting statement will be fully binding on Borrower and will constitute an account stated, unless, within thirty (30) days after such statement is mailed to Borrower or within thirty
(30) days after the mailing of any adjustment thereof Lender may make, Borrower gives Lender specific written notice of exceptions.


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     5. CERTAIN REPRESENTATIONS AND WARRANTIES; DISPUTES; RETURNS; CHARGEBACKS

     5.1. Borrower warrants and represents that Borrower has good title to the Receivables free of any encumbrance except in Lender's favor; each Receivable purchased hereunder is a bona fide, enforceable obligation created by the absolute sale and delivery of goods or the rendition of services in the ordinary course of business; when Borrower assigns each Receivable to Lender, Borrower's customer is unconditionally obligated to pay at maturity the full amount of each Receivable purchased hereunder without defense, counterclaim or offset, real or alleged; all documents in connection therewith are genuine; and when Borrower assigns each Receivable to Lender the customer will accept the goods or services without alleging any defense, counterclaim, offset, dispute or other claim whether arising from or relating to the sale of such goods or services or arising from or relating to any other transaction or occurrence (a "Dispute").

     5.2. Borrower further represents and warrants that (a) Borrower's address set forth above is that of Borrower's chief place of business and chief executive office and the location of all Collateral and of Borrower's books and records relating to the Receivables; (b) Borrower has disclosed to Lender the locations of all of Borrower's and Guarantor's other places of business as well as all trade names or styles, trademarks, divisions or other names under which Borrower and Guarantor conduct business (hereinafter collectively defined as the "Trade Names") and that Borrower and Guarantor in the ordinary course of its business and Lender in the exercise of its rights with respect to the Collateral have and will have the right to use the Trade Names; and (c) except after thirty (30) days prior written notice to Lender of Borrower's intention to do so, neither Borrower nor Guarantor will make any change in its name or corporate structure (whether by merger, reorganization or otherwise) or sell or acquire any assets except in the ordinary course of its business, nor make any change which would have the effect of rendering inaccurate or incomplete the representations contained in this subparagraph 5.2. If Borrower or Guarantor takes or proposes to take any action referred to in the immediately preceding subdivision (c), Lender may, at any time before or after such action is taken, terminate this Agreement effective immediately by giving Borrower written notice of such termination.

Upon an "Event of Default" (as hereafter defined) Lender may at any time in Lender's discretion (i) withdraw Borrower's authority to issue credits to its customers without Lender's prior written consent; (ii) litigate Disputes or settle them directly with the customers on terms acceptable to Lender; or (iii) direct Borrower to set aside, identify as Lender's property and procure insurance satisfactory to Lender on any returned or repossessed merchandise or other goods which by sale resulted in Receivables theretofore assigned to Lender ("Retained Goods"). All Retained Goods (and the proceeds thereof) shall be (A) held by Borrower in trust for Lender as Lender's property; (B) subject to a security interest in Lender's favor as security for the Obligations; and
(C) disposed of only in accordance with Lender's express written instructions.

     5.3. BORROWER WARRANTS THAT IT WILL NOT GRANT A SECURITY INTEREST, LIEN OR OTHER ENCUMBRANCES IN, TO OR ON ANY OF BORROWER'S RECEIVABLES OR INVENTORY TO ANYONE EXCEPT LENDER WITHOUT LENDER'S PRIOR WRITTEN CONSENT EXCEPT FOR THE FOLLOWING "PERMITTED LIENS":

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     (a) Liens for taxes or assessments or other government charges or levies if not yet due and payable or if due and payable if they are being contested in good faith by appropriate proceedings and for which appropriate reserves are maintained;

     (b) Liens imposed by law, such as mechanic's, materialmen's, landlord's, warehouseman's and carrier's liens, and other similar liens, securing obligations incurred in the ordinary course of business which are not past due for more than thirty (30) days, or which are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established;

     (c) Liens under workmen's compensation, unemployment insurance, social security or similar legislation (other than ERISA);

     (d) other liens incidental to the conduct of Borrower's business or the ownership of Borrower's property and assets which were not incurred in connection with the borrowing of money or the obtaining of advances or credit, and which do not in the aggregate materially detract from Lender's rights in and to Borrower's property which is subject to Lender's security interest or which do not materially impair the use thereof in the operation of Borrower's business;

     (e) judgment and other similar liens arising in connection with court proceedings; provided that the execution or other enforcement of such liens is effectively stayed and the claims secured thereby are being actively contested in good faith and by appropriate proceedings and for which appropriate reserves are maintained;

     (f) purchase money liens on any equipment hereafter acquired or the assumption of any lien on equipment existing at the time of such acquisition; provided that:

     (i) any property subject to any of the foregoing is acquired by the Borrower in the ordinary course of its business and the lien on any such property is created contemporaneously with such acquisition;

     (ii) the obligation secured by any lien so created, assumed or existing shall not exceed one hundred percent (100%) of the lesser of cost or fair market value as of the time of acquisition of the property covered thereby;

     (iii) each such lien shall attach only to the property so acquired and fixed improvements thereon;

     (g) Liens securing obligations arising out of the extension or refinancing of an obligation permitted to be secured by a lien pursuant to the provisions of paragraph 5(f) hereof; and

     (h) Liens existing on the date hereof and listed on Exhibit 5.3(h) hereto


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     5.4. Borrower warrants and represents that except with respect to infractions, the consequences of which would not have a material adverse effect on Borrower's business, Borrower is now, and Borrower hereby covenants and agrees that Borrower will at all times hereafter be and remain in compliance with all laws, rules, regulations and orders of all federal, state and local governmental agencies having jurisdiction, including but not limited to those relating to environmental protection (including CERCLA, RCRA and EPA) and employees (including OSHA, ERISA and PBGC). Borrower will promptly advise Lender of any action, threatened action or claim against Borrower relating to its failure or alleged failure to comply with such laws, rules regulations, or orders and give Lender copies of all documents received or sent by Borrower relating thereto. Borrower will at its sole cost and expense take appropriate steps to defend against any such actions and claims and Borrower will keep Lender apprised of the status thereof. If, in Lender's opinion, Borrower fails to take such steps, or fails to comply with such laws, rules, regulations or orders, Lender may, but shall not be obligated to, take such steps, at Borrower's cost and expense (for which Borrower will promptly reimburse Lender), as Lender deems appropriate for such defense and/or to ensure such compliance. Borrower will, at its sole cost and expense, furnish Lender with such audits, assessments and evaluations (including but not limited to those related to environmental protection) concerning its compliance or failure to comply with such laws, rules, regulations and orders, as Lender requests. Borrower will indemnify, defend and hold Lender harmless from and against all losses, damages, liabilities, costs and expenses arising out of Borrower's failure or alleged failure to comply with such laws, rules, regulations or orders. Without limiting any of the foregoing, Borrower warrants and represents that there are no visible signs of releases, spills, discharges, leaks or disposal of hazardous substances at, upon, under or within any of Borrower's realty or any premises leased by Borrower; there are no underground storage tanks or polychlorinated biphenyls on Borrower's realty or any premises leased by Borrower; neither Borrower's realty nor any premises leased by Borrower has ever been used as a treatment, storage or disposal facility of hazardous waste; and no hazardous substances are present on the realty or any premises leased by Borrower, excepting such quantities as are handled in accordance with all applicable manufacturer's instructions and governmental regulations and in proper storage containers and as are necessary for the operation of its business.

     5.5. Borrower represents and warrants that (a) Borrower is not a party to any litigation or administrative or other proceeding the adverse outcome of which could have a material adverse effect on Borrower's business and (b) the only material pending litigation and administrative and other proceedings to which Borrower is a party are set forth on Exhibit 5.5 hereto.

     6. INVOICING; PAYMENTS; RETURNS; L/C's

     6.1. Borrower recognizes that the amount evidenced by checks, notes, drafts or any other forms of payment relating to and/or proceeds of Receivables may not be collectible by Lender on the date received. Accordingly, all items of payment of Receivables shall be credited to Borrower's account two (2) business days after confirmation to Lender that such items of payment have been collected in good funds and finally credited to Lender's account. Lender is not, however, required to credit Borrower's account for the amount of any item of payment which is unsatisfactory to Lender and may charge Borrower's account for the amount of any item of payment which is returned unpaid.


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     6.2. Borrower shall pay principal, interest, fees, commissions and expenses and all other amounts payable hereunder, or under any related agreement, without any deduction whatsoever, including, but not limited to, any deduction for any setoff or counterclaim.

     6.3. In connection with each L/C, Borrower shall execute and deliver to Lender such applications, agreements, certificates and other documents as Lender may reasonably request.

     6.4. Each L/C shall, among other things, call for sight drafts and have an expiry date not later than six (6) months from date of issuance.

     6.5. Borrower shall hold in trust for Lender and deliver to Lender in original form and on the date of receipt thereof, all checks, drafts, notes, money orders, acceptances, cash and other payments received by Borrower, if any, in payment of the Receivables.

     6.6. Lender shall have the right at any time to send notice of the assignment of, and Lender's security interest in, the Receivables to any and all of Borrower's customers or any third party. Thereafter, Lender shall have the sole right to collect the Receivables. Lender's actual collection expenses, including, but not limited to stationery and postage, telephone and telegraph, secretarial and clerical expenses and the salaries of any collection personnel used for collection, may be charged to Borrower's account.

     6.7. Lender shall have the right to receive, endorse, assign and/or deliver in Lender's name or Borrower's any and all checks, drafts and other instruments for the payment of money relating to the Receivables, and Borrower hereby waives notice of presentment, protest and non-payment of any instrument so endorsed. Borrower hereby constitutes Lender or Lender's designee as Borrower's attorney with power (a) to endorse Borrower's name upon any notes, acceptances, checks, drafts, money orders or other evidences of payment; (b) to sign Borrower's name on any invoice or bill of lading relating to any of the Receivables, drafts against Borrower's customers, assignments and verifications of Receivables; (c) to send verification of Receivables to any customer; (d) to sign Borrower's name on all financing statements or any other documents or instruments deemed necessary or appropriate by Lender to preserve, protect, or perfect Lender's interest in the Collateral and to file same; (e) upon an Event of Default to demand payment of the Receivables; (f) upon an Event of Default to enforce payment of the Receivables by legal proceedings or otherwise; (g) upon the occurrence and during the continuance of an Event of Default to exercise all of Borrower's rights and remedies with respect to the collection of the Receivables and any other Collateral; (h) upon the occurrence and during the continuance of an Event of Default to settle, adjust, compromise, extend or renew the Receivables; (i) upon the occurrence and during the continuance of an Event of Default to settle, adjust or compromise any legal proceedings brought to collect Receivables; (j) to prepare, file and sign Borrower's name on a proof of claim in bankruptcy or similar document against any customer; (k) to prepare, file and sign Borrower's name on any notice of lien, assignment or satisfaction of lien or similar document in connection with the Receivables; and (l) to do all other acts and things reasonably necessary to carry out this Agreement. All acts of said attorney or designee are hereby ratified and approved, and said attorney or designee shall

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not be liable for any acts of omission or commission nor for any error of judgment or mistake of fact or of law, unless done willfully, maliciously or with gross negligence; this power being coupled with an interest is irrevocable while any of the Obligations remain unpaid. Lender shall have the right at any time to change the address for delivery of mail addressed to Borrower to such address as Lender may designate.

     6.8. Lender shall not, under any circumstances or in any event whatsoever, have any liability for any error or omission or delay of any kind occurring in the settlement, collection or payment of any of the Receivables or any instrument received in payment thereof, or for any damage resulting therefrom, except to the extent that any of the foregoing arises out of the gross negligence, bad faith, unlawful conduct or willful misconduct of Lender.

     6.9. Until Lender instructs otherwise, all proceeds of all Receivables shall be deposited by Borrower's customers into a lockbox account. Arrangements relating to the lockbox account shall be pursuant to agreements among Borrower, Lender and banks acceptable to Lender, in form and substance acceptable to Lender, and must include, inter alia, a provision prohibiting the bank from exercising any set off or similar right and must give Lender sole and exclusive dominion and control. All funds deposited in such lockbox account shall immediately become Lender's property. Lender assumes no responsibility for such lockbox account arrangement, including, without limitation, any claim of accord and satisfaction or release with respect to deposits accepted by any bank thereunder. Until Lender instructs otherwise, Borrower shall legend all invoices in such manner as Lender directs in order to instruct Borrower's customers to remit payment through the lockbox account. Borrower has previously delivered each lockbox agreement with respect to the accounts described on
Exhibit 6.9 hereof executed by the applicable bank.


     7. TERMINATION

     7.1. This agreement shall remain in full force and effect until terminated as follows:

     (a) Subject to the terms of Paragraph 7(c) below, Borrower may terminate this agreement at any time by giving Lender written notice of termination at least ninety (90) days prior to the Restructure Date of termination. Lender may terminate this Agreement effective as of December 31, 2002 or at any time thereafter by giving Borrower written notice of termination at least sixty (60) days prior to the Restructure Date of termination. Borrower and Lender each acknowledges and agrees that Borrower or Lender may exercise the right to terminate under this subdivision (a) even if the other party is not in breach of or in default under this Agreement and no matter what the financial condition or prospects of the other party may be.

     (b) If Borrower shall suspend business, sell all or a significant portion of its assets, becomes insolvent or unable to pay debts as they mature after giving effect to the Transactions, make an assignment for the benefit of creditors, or apply for an extension from creditors; or if a Receiver or Trustee shall be appointed for Borrower or its property; or if Borrower's property shall become subject to any material lien or attachment other than Permitted
                                      10
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Liens; or if a petition under the Federal Bankruptcy Code shall be filed by or against Borrower; or if Borrower shall seek relief under any insolvency statute, federal, state or other; or if a custodian shall be appointed for all or substantially all of Borrower's property; or if Borrower shall breach this agreement or any other agreement with Lender except if such breach is unintentional and immaterial; or if an Event of Default occurs and is continuing under this Agreement; or if any warranty, or representation hereunder or any portion of the contents of any document heretofore or hereafter furnished in connection with this Agreement is or becomes untrue or misleading except if such false or misleading warranty or representation is immaterial and has been made unintentionally; or if Borrower shall fail to pay any Obligation when due; or if any guaranty of the Obligations shall be terminated, provided that the guaranty of J. Chaus shall be amended as of the date hereof to limit J. Chaus's obligation thereunder to $10,000,000 and shall thereafter be released upon application of the Cash Collateral Deposit as provided in Section 12.3 hereof and provided, further that upon the dissolution of Guarantor, the guaranty of Guarantor shall be released; or if there is a default by J. Chaus under the Restructure Put which is not cured within any applicable grace period; or if there occurs any change in Borrower's condition or prospects which in Lender's reasonable opinion impairs the Collateral or Lender's rights or Borrower's ability to perform the Obligations; or if Lender's security interest in the Collateral ceases to be a perfected first security interest; or if Borrower fails to deliver its business plan to Lender, as required pursuant to Section 9.1(e) hereof, at least thirty (30) days prior to June 30th of each year; or if all of the retail store operations conducted by Borrower or Borrower's subsidiary shall not have been closed by January 31, 1998, except for the retail operation at the Secaucus, New Jersey location; then in any of such events, an "Event of Default" shall be deemed to have occurred under this Agreement, and Lender may terminate this Agreement at any time without notice. In addition, this Agreement shall automatically terminate in the event of a filing of a petition under the Federal Bankruptcy Code by or against Borrower.

     (c) Termination pursuant to paragraph 5.2 above.

     7.2. On the Restructure Date of termination all Obligations shall become immediately due and payable in full without further notice or demand and Lender shall have no further obligation to provide any Loans or issue any L/Cs. Lender's rights with respect to Obligations owing to it, or chargeable to Borrower's account, arising out of transactions having their inception prior to the Restructure Date of termination, will not be affected by termination. Without limiting the foregoing, all of Lender's security interests and other rights in and to all Collateral shall continue to be operative until such Obligations have been fully and finally satisfied or Borrower has furnished Lender an indemnity and from an indemnitor satisfactory to Lender.

     7.3. If Borrower terminates this Agreement pursuant to paragraph 7.1(a), or if Lender terminates the Agreement pursuant to paragraph 7.1(b) or 7.1(c), in any such case, in addition to Borrower's other Obligations, Borrower will pay Lender on or before the Restructure Date of termination an early termination fee as follows:

     (a) If termination occurs prior to October 8, 2000, Borrower shall pay Lender $2,750,000;

     (b) If termination occurs at any time from October 9, 2000 through and including December 30, 2002, Borrower shall pay Lender $2,200,000.

Lender's rights under this paragraph 7.3 are in addition to Lender's other rights under this agreement.

     7.4. Upon the occurrence and during the continuance of an Event of Default, Lender may, if Lender so elects, at any time thereafter, in addition to Lender's other rights, suspend indefinitely the making of any additional Loans and/or the issuance of additional L/Cs and/or reduce the Formula Amount in a manner and in amounts in Lender's sole discretion, without at the same time terminating this Agreement. However, such suspension shall not be a waiver of or otherwise deprive Lender of any of its other rights, including but not limited to the right at any time to terminate this Agreement because of the occurrence of such event or any other event, or the right to terminate this Agreement pursuant to paragraph 7.1(a) or 7.1(c) hereof, all of which rights are now hereby, and then shall be automatically, reserved without any other action on Lender's part.


     8. DEFINITIONS

     As used herein

     "Alternate Base Rate" shall mean, for any day, a rate per annum equal to the higher of (i) the Prime Rate in effect on such day and (ii) the Federal Funds Rate in effect on such day plus 1/2 of 1%. Interest shall be calculated on the basis of the actual number of days elapsed over a year of 360 days.

     "Applicable Margin" shall mean (A) one percent for any month in which the Interest bearing Obligations outstanding on each of five or more days in any month exceed the Formula Amount or (B) one half of one percent (1/2%) at any other time; provided, however, that the Applicable Margin shall mean two and one half percent (2 1/2%) with respect to all Obligations not paid when due hereunder so long as they remain unpaid.

     "Availability Projections" shall have the meaning given to such term in that certain Letter Agreement dated as of the Closing Date between Borrower and Lender.

     "Bank" shall mean The Bank of New York, New York, New York.

     "Cash Collateral Deposit" shall mean an aggregate of $22,500,000 in which Lender has been granted a security interest by J. Chaus pursuant to the Cash Collateral Deposit Letters.

     "Cash Collateral Deposit Letters" shall mean the (i) Cash Collateral Deposit Letter dated July 23, 1997 by J. Chaus in favor of Lender and (ii) Cash Collateral Deposit Letter dated as of the Closing Date by J. Chaus in favor of Lender.

     "Closing Date" shall have the meaning set forth in the introductory paragraph hereof.

     "Collateral" shall mean and include:

     (A) all Inventory;

     (B) all Equipment;

     (C) all General Intangibles;

     (D) all Receivables;

     (E) all books, records, ledgercards, files, correspondence, computer programs, tapes, disks and related data processing software (owned by Borrower or in which it has an interest) which at any time evidence or contain information relating to (A), (B), (C) and (D) above or are otherwise necessary or helpful in the collection thereof or realization thereupon;

     (F) documents of title, policies and certificates of insurance, securities, chattel paper, other documents or instruments evidencing or pertaining to (A), (B), (C), (D) and (E) above;

     (G) all guaranties, liens on real or personal property, leases, and other agreements and property which in any way secure or relate to (A), (B), (C),
(D), (E) and (F) above, or are acquired for the purpose of securing and enforcing any item thereof;

     (H) (i) all cash held as cash collateral to the extent not otherwise constituting Collateral, all other cash or property at any time on deposit with or held by Lender for the account of Borrower (whether for safekeeping, custody, pledge, transmission or otherwise), (ii) all present or future deposit accounts (whether time or demand or interest or non-interest bearing) of Borrower with Lender or any other Person including those to which any such cash may at any time and from time to time be credited, (iii) all investments and reinvestments (however evidenced) of amounts from time to time credited to such accounts, and (iv) all interest, dividends, distributions and other proceeds payable on or with respect to (x) such investments and reinvestments and (y) such accounts; and

     (I) all products and proceeds of (A), (B), (C), (D), (E), (F), (G) and (H) above (including, but not limited to, all claims to items referred to in (A), (B), (C), (D), (E), (F), (G) and (H) above) and all claims of Borrower against third parties (x) for (i) loss of, damage to, or destruction of, and (ii) payments due or to become due under leases, rentals and hires of, any or all of
(A), (B), (C), (D), (E), (F), (G) and (H) above and (y) proceeds payable under, or unearned premiums with respect to policies of insurance in whatever form.

     "Contract Quarter" shall have the meaning set forth in Section 2.4(e) hereof.

     "Contract Rate" shall mean the applicable non-default rate of interest charged under this Agreement or the J. Chaus Subordinated Note, as applicable.

     "Dispute" shall have the meaning set forth in Section 5.1 hereof.

     "Domestic Finished Goods Inventory" shall mean finished goods Inventory (including inventory in Guarantor's retail outlets) located in the U.S.A.

     "Eligible Inventory" means (A) Domestic Finished Goods Inventory, and (B) Foreign Finished Goods Inventory, all valued at the lower of cost or market value, determined on a first-in first-out basis, which is not, in Lender's reasonable opinion, obsolete, slow moving in unacceptable condition or unmerchantable or merchantable only at a price less than cost and which Lender, in its sole discretion, shall not deem ineligible inventory, based on such considerations as Lender may from time to time deem appropriate including, without limitation, whether the inventory is subject to a perfected, first priority security interest in favor of Lender (other than inventory in transit from suppliers in the ordinary course of Borrower's business) and whether the inventory conforms to all standards imposed by any governmental agency, division or department thereof which has regulatory authority over such goods or the use or sale thereof.

     Without limiting the foregoing, so long as Borrower is in default under any licensing agreement relating to any inventory, or so long as the licensor thereunder shall not have entered into an agreement in form and substance acceptable to Lender relating to such inventory and Lender's rights therein, the respective inventory shall be ineligible. Lender's making loans to Borrower related to the value of such inventory despite its ineligibility shall not be deemed a waiver of any of Lender's rights to deem such inventory ineligible at any time or times, or Borrower's obligation hereunder to pay Lender forthwith the amount by which then outstanding Obligations shall exceed the then Borrowing Base as a result of such ineligibility.

     "Eligible Receivables" means each Receivable arising in the ordinary course of Borrower's business and which Lender, in its sole reasonable credit judgment, shall deem to be an Eligible Receivable, based on such considerations as Lender may from time to time deem appropriate. In general, a Receivable shall not be deemed eligible unless such Receivable is subject to Lender's perfected security interest and no other lien and is evidenced by an invoice or other documentary evidence satisfactory to Lender. In addition, no Receivable shall be an Eligible Receivable if:

          (A) it arises out of a sale made by Borrower to an affiliate of Borrower's or to an entity controlled by an affiliate of Borrower's;

          (B) it is unpaid more than 60 days (30 days in the case of "Dated Invoices") after the original due date, or due more than 150 days after the invoice date; (a Dated Invoice is any invoice issued on terms exceeding net 45 days);

          (C) twenty-five percent (25%) or more of the Receivables from the account debtor are not deemed Eligible Receivables hereunder. Such percentage may, in Lender's sole discretion, be increased or decreased from time to time;

          (D) any covenant, representation or warranty contained in this Agreement with respect to such Receivable has been breached;

          (E) the account debtor is also Borrower's creditor or supplier, or the account debtor has disputed liability, or the account debtor has made any claim with respect to any other Receivable due from such account debtor to Borrower, or the Receivable otherwise is or may become subject to any right of setoff by the account debtor;

          (F) the account debtor has commenced a voluntary case under the federal bankruptcy laws, as now constituted or hereafter amended, or made an assignment for the benefit of creditors, or if a decree or order for relief has been entered by a court having jurisdiction in the premises in respect of the account debtor in an involuntary case under any state or federal bankruptcy laws, as now constituted or hereafter amended, or if any other petition or other application for relief under any state or federal bankruptcy law has been filed against the account debtor, or if the account debtor has failed, suspended business, or consented to or suffered a receiver, trustee, liquidator or custodian to be appointed for it or for all or a significant portion of its assets or affairs; except with respect to Receivables arising from sales to account debtors for which Borrower have obtained Lender's prior written consent.

          (G) the sale to the account debtor is on a bill-and-hold, guaranteed sale, sale-and return, sale on approval, consignment or any other repurchase or return basis or is evidenced by chattel paper;

          (H) Lender believes, in its sole judgment, that collection of such Receivable is insecure or that such Receivable may not be paid by reason of the account debtor's financial inability to pay;

          (I) the account debtor is the United States of America, any state or any department, agency or instrumentality or any of them, unless Borrower assigns its rights to payment of such Receivable to Lender pursuant to the Assignment of Claims Act of 1940, as amended (31 U.S.C. sub-Section 203 et seq.) or have otherwise complied with other applicable statutes or ordinances;

          (J) the goods giving rise to such Receivable have not been shipped and delivered to and accepted by the account debtor or the services giving rise to such receivable have not been performed by Borrower and accepted by the account debtor or the Receivable otherwise does not represent a final sale;

          (K) the Receivables of the account debtor exceed a credit limit determined by Lender in its sole discretion, to the extent such Receivable exceeds such limit;

          (L) the Receivable is subject to any offset, deduction, defense, dispute, or counterclaim or if the Receivable is contingent in any respect or for any reason;

          (M) Borrower has made any agreement with any account debtor for any deduction therefrom, except for discounts or allowances made in the ordinary course of business for prompt payment, all of which discounts or allowances are reflected in the calculation of the face value of each respective invoice related thereto;

          (N) shipment of the merchandise or the rendition of services has not been completed;

          (O) any return, rejection or repossession of the merchandise has occurred;

          (P) such Receivable is not payable to Borrower; or

          (Q) such Receivable is not otherwise satisfactory to Lender as determined in good faith by Lender in the exercise of its discretion in a reasonable manner.

     "Equipment" shall mean and include all of Borrower's now owned or hereafter acquired equipment, machinery and goods (other than Inventory), whether or not constituting fixtures, including, without limitation: plant and office equipment, tools, dies, parts, data processing equipment, furniture and trade fixtures, trucks, trailers, loaders and other vehicles and all replacements and substitutions therefore and all accessions thereto.

     "Event of Default" shall mean any of the events set forth in Section 7.1(b) hereof.

     "Federal Funds Rate" shall mean, for any day, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or if such day is not a business day, for the next preceding business day) by the Federal Reserve Bank of New York, or if such rate is not so published for any day which is a business day, the average of quotations for such day on such transactions received by the Bank from three Federal funds brokers of recognized standing selected by the Bank.

     "Foreign Finished Goods Inventory" shall mean finished goods inventory located outside of the U.S.A. and destined for the U.S.A. to be imported by Borrower under outstanding L/C's for which payment has not yet been made.

     "Formula Amount" shall have the meaning set forth in Section 2.3 hereof.

     "GAAP" shall mean generally accepted accounting principles in the United States of America in effect from time to time.

     "General Intangibles" shall mean and include all of Borrower's now owned or hereafter acquired general intangibles as said term is defined in the Uniform Commercial Code in effect in the State of New York including, without limitation, trademarks, tradenames, tradestyles, trade secrets, equipment formulation, manufacturing procedures, quality control procedures, product specifications, patents, patent applications, copyrights, registrations, contract rights, choses in action, causes of action, corporate or other business records, inventions, designs, goodwill, claims under guarantees, licenses, franchises, tax refunds, tax refund claims, computer programs, computer data bases, computer program flow diagrams, source codes, object codes and all other intangible property of every kind and nature.

     "Guarantor" shall mean Chaus Retail, Inc.

     "Infusion Event" shall mean a cash infusion of either equity or subordinated debt in form reasonably satisfactory to Lender.

                           "Inventory" shall mean all of Borrower's [and
Guarantor 's] now owned or hereafter acquired goods, merchandise and other personal property, wherever located, to be furnished under any contract of service or held for sale or lease, all raw materials, work in process, finished goods and materials and supplies of any kind, nature or description which are or might be used or consumed in Borrower's business or used in selling or furnishing such goods, merchandise and other personal property, and all documents of title or other documents representing them and all proceeds of the foregoing.

     "J. Chaus" shall mean Josephine Chaus.

     "J. Chaus Subordinated Note" shall mean collectively those certain Notes issued by Borrower to J. Chaus in the aggregate principal amount of approximately $26,500,000, as amended, restated, consolidated or modified, from time to time.

     "L/C's" shall have the meaning set forth in Section 2.1 hereof.

     "L/C Fee" shall have the meaning set forth in Section 2.4(d) hereof.

     "Loans" shall have the meaning set forth in Section 2.1 hereof.

     "Loss" shall mean for any period, "loss" as such term is defined under GAAP.

     "Maturity Date" shall mean December 31, 2002.

     "Maximum Loan Amount" shall mean $81,000,000 as reduced dollar for dollar by application of the Cash Collateral Deposit.

     "Maximum Revolving Amount" shall mean $66,000,000 as reduced dollar for dollar by application of the Cash Collateral Deposit.

     "Minimum Commission" shall have the meaning set forth in Section 2.4(e) hereof.

     "Minimum Commission Charge" shall have the meaning set forth in Section 2.4(e) hereof.

     "Obligations" means all amounts of any nature whatsoever, direct or indirect, absolute or contingent, due or to become due, arising or incurred heretofore or hereafter, arising under this or any other agreement or by operation of law, now or hereafter owing by Borrower to Lender or to any parent, subsidiary or affiliate of Lender. Said amounts include, but are not limited to, loans, debts and liabilities heretofore or hereafter acquired by purchase or assignment from other present or future clients of ours, or through participation. Without limiting the foregoing, Obligations shall include Revolving Advances, Term Loan, L/Cs, interest, commissions, bank (including those of L/C issuing confirming and negotiating banks) related charges, costs, fees, expenses, taxes and all Receivables and other amounts charged or chargeable to Borrower's account hereunder.

     "Other Documents" shall have the meaning set forth in Section 11.17(a) hereof.

     "Overadvance" shall have the meaning set forth in Section 2.1 hereof.

     "Permitted Liens" shall have the meaning set forth in Section 5.3 hereof.

     "Permitted Overadvances" shall mean the amount set forth below opposite the applicable period:

Period                                                 Permitted Overadvances
------                                                 ----------------------
Closing Date through October 31, 1997                        $ 3,445,000
November 1, 1997 through November 10, 1997                        -0-
November 11, 1997 through November 30, 1997                  $   625,000
December 1, 1997 through December 10, 1997                        -0-
December 11, 1997 through December 31, 1997                  $   162,000
January 1, 1998 through January 10, 1998                     $ 8,475,000
January 11, 1998 through January 31, 1998                    $12,475,000
February 1, 1998 through February 10, 1998                   $ 8,840,000
February 11, 1998 through February 28, 1998                  $12,840,000
March 1, 1998 through March 10, 1998                         $ 4,333,000
March 11, 1998 through March 31, 1998                        $ 8,333,000
April 1, 1998 through April 10, 1998                         $ 2,197,000
April 11, 1998 through April 30, 1998                        $ 6,196,000
May 1, 1998 through May 10, 1998                                  -0-
May 11, 1998 through May 31, 1998                            $ 2,788,000
June 1, 1998 through June 10, 1998                                -0-
June 11, 1998 through June 30, 1998                          $ 2,742,000
July1, 1998 through July 10, 1998                            $ 2,357,000
July 11, 1998 and at all times thereafter                         -0-

In the event that Borrower shall receive any proceeds in excess of $12,500,000 (the "Excess Proceeds" pursuant to the Restructure Transaction, the Permitted Overadvances shall be reduced dollar for dollar in an amount equal to the Excess Proceeds.

     "Prime Rate" shall mean the prime commercial lending rate of the Bank as publicly announced to be in effect from time to time, such rate to be adjusted automatically, without notice, on the Restructure Date of any change in such rate.

     "Profit" shall mean for any period "profit" as defined under GAAP.

     "Put Amount" shall mean $2,500,000 for the period commencing on the Closing Date through the Restructure Date.

     "Receivables" means all amounts and all forms of obligations now or hereafter owing to Borrower (including but not limited to accounts, instruments, contract rights, documents and chattel paper) and general intangibles; all security therefor and guaranties thereof; all of Borrower's rights as an unpaid seller of goods and Borrower's rights to goods sold which may be represented thereby (including but not limited to Borrower's rights of replevin and stoppage in transit); all of Borrower's books of account, records, files, and documents relating thereto and the equipment containing said books, records, files and documents; all of Borrower's rights under insurance policies relating to the foregoing; the right to use the Trade Names in connection with Lender's rights with respect to the goods; and all proceeds of the foregoing.

     "Reserves" means reserves for all Obligations chargeable to Borrower's account and Obligations which, in Lender's sole judgment, may be chargeable to Borrower's account in the future, including but not limited to (A) all ineligible inventory and Receivables, disputed items, deductions, allowances, credits, bill and hold and consignment sales, steamship guarantees, airway releases, (B) an amount equal to the sum of (i) 50% of the outstanding face amount of Documentary Letters of Credit relating to finished goods destined for U.S. ports and Bills of Lading assigned to Lender at Lender's sole discretion, and (ii) 100% of the outstanding face amount of all other Letters of Credit,
(C) the Term Loan Reserve and (D) such additional amounts as Lender in its sole discretion deems appropriate.

     "Restructure Date" shall mean the earlier of (a) May 15, 1998 or (b) the date upon which the Restructure Transaction has been completed.

     "Restructure Transaction" shall mean the transactions described in Exhibit 8(b) attached hereto and made a part hereof.

     "Restructuring Charges" shall have the meaning given to such term in that certain letter agreement dated as of the Closing Date between Borrower and Lender.

     "Restructure Put" shall mean the Agreement attached hereto as Exhibit
8(c).

     "Retained Goods" shall have the meaning set forth in Section 5.2 hereof.

     "Revolving Advances" shall mean Loans made other than L/Cs or the Term
Loan.

     "Subordinated Debt" shall have the meaning set forth in Section 9.1(b) hereof.

     "Tangible Net Worth" shall have the meaning set forth in Section 9.1(d) hereof.

     "Term Loan" shall have the meaning set forth in Section 2.2 hereof.

     "Term Loan Reserve" shall mean $10,000,000

     "Term Note" shall mean the promissory note described in Section 2.2 hereof.

     "Trade Names" shall have the meaning set forth in Section 5.2 hereof.

     "Transactions" shall have the meaning set forth in Section 11.17(o)(vi) hereof.


     9. COVENANTS

     Borrower covenants and agrees that, until the later of the termination of this Agreement or the satisfaction in full of all of the Obligations

     9.1. Borrower will not:

          (a) permit any of its property (including but not limited to Receivables, inventory, machinery, equipment, furniture, fixtures, plant, and real estate) to be encumbered by any security interest, lien, mortgage, or other encumbrance of any nature whatsoever except in favor of Lender or with respect to Permitted Liens.

          (b) incur any indebtedness, or guaranty the obligations of any other entity, except that Borrower may incur (i) unsecured debt to Borrower's trade suppliers in the ordinary course of its business, (ii) debt to Borrower's subsidiaries, as permitted hereunder, (iii) indebtedness in connection with purchase money liens in accordance with Section 5.3(f) hereof and (iv) debt subordinated to the Obligations in amounts and on terms reasonably acceptable to Lender ("Subordinated Debt").

          (c) Intentionally Omitted.

          (d) permit Borrower's Tangible Net Worth (equity plus subordinated debt minus goodwill and intangible assets) to be less than the following amounts as of the following dates:

          As of December 31, 1997                       ($ 25,880,000)
          As of March 31, 1998                           $ 1,600,000
          As of June 30, 1998                            $ 2,010,000

     For the period commencing September 30, 1997 through and including June 30, 1998, the calculation of Tangible Net Worth shall exclude Restructuring Charges.

     Intangible assets include write ups, unamortized debt discount and expense, unamortized deferred charges, patents, licenses, R&D expenses, and other intangible items.

          (e) permit Borrower's Working Capital (the amount by which Borrower's current assets exceed Borrower's current liabilities) to be less than the following amounts on the following dates:

          As of December 31, 1997                        ($17,050,000)
          As of March 31, 1998                            $10,870,000
          As of June 30, 1998                             $10,960,000
          ]

          The calculation of Working Capital, shall exclude accrued but unpaid Restructuring Charges at the end of each measurement period through June 30, 1998.

          (f) To the extent the Restructure Transaction takes place on a day other than on January 15, 1998 the Tangible Net Worth and Working Capital covenants shall be amended to give effect to the components of the Restructure Transaction for each of the measurement periods affected thereby, such components including but not limited to (i) the conversion of the J. Chaus Subordinated Note plus accrued interest thereon at the Contract Rate through the date of occurrence of the Restructure Transaction, and (ii) the reduction of the Revolving Advances by $25,000,000 plus the interest which would have accrued or had accrued thereon at the Contract Rate for the period between January 15, 1998 and the date of the Restructure Transaction. In addition, to the extent Borrower (a) receives any proceeds pursuant to the Restructure Transaction, the amounts set forth in the Tangible Net Worth and Working Capital covenants shall be increased by an amount equal to the product of
     (A) the difference between the net proceeds received by Borrower and $12,500,000 and (B) 100% or (b) receives any proceeds from equity (other than pursuant to the Restructure Transaction) or subordinated debt (except proceeds in connection with the Restructure Put) the amount set forth in the Tangible Net Worth and Working Capital covenants shall be increased by an amount equal to the product of (A) the net proceeds received by Borrower and (B) 75%.

          (g) Borrower's (i) Loss (after taxes) will not exceed and (ii) Profit (after taxes) will not be less than the amounts specified below as applicable to the indicated Period under the applicable column:

                                           Maximum             Minimum
Period                                     Permitted Loss      Permitted Profit
------                                     --------------      ----------------
Fiscal Quarter ended September 30, 1997                        $1,600,000
Month of October 1997                                          $  950,000
Month of November 1997                     $  510,000
Month of December 1997                     $2,430,000
Fiscal quarter ended December 31, 1997     $1,750,000
Month of January 1998                                          $  270,000
Month of February 1998                                         $  920,000
Month of March 1998                                            $1,230,000
Fiscal quarter ended March 31, 1998                            $2,450,000
Month of April 1998                                            $  600,000
Month of May 1998                          $  720,000
Month of June 1998                         $  140,000
Fiscal year ended June 30, 1998                                $2,625,000


The amounts set forth in the above subsections 9.1(d), 9.1(e) and 9.1(g) shall be amended for each subsequent fiscal year in the term of this Agreement once Lender has received Borrower's business plan for the next succeeding fiscal year; such business plan to be received by Lender no later than June 1st for the fiscal year beginning July 1st immediately thereafter. In the event that Borrower does not deliver its business plan for fiscal years beginning July 1, 1999, July 1, 2000, July 1, 2001 or if after delivering such plans Borrower and Lender cannot agree on revised financial covenants, Borrower agrees that the Maximum Permitted Loss for any month and that the Maximum Permitted Loss for each fiscal year, in the aggregate, shall not exceed $0.

In addition, for purposes of calculating Borrower's compliance with clauses 9.1(g) above through June 30, 1998, Lender shall exclude up to $4,250,000 of Restructuring Charges.

          (h) purchase or acquire obligations or stock of, or any other interest in, any entity, except (i) obligations issued or guaranteed by the United States of America of any agency thereof, (ii) commercial paper with maturities of not more than 180 days and a published rating of not less than A-1 or P-1 (or the equivalent rating), (iii) certificates of time deposit and bankers' acceptances having maturities of not more than 180 days and repurchase agreements backed by United States government securities of a commercial bank if (A) such bank has a combined capital and surplus of at least $500,000,000, or (B) its debt obligations, or those of a holding company of which it is a subsidiary, are rated not less than A (or the equivalent rating) by a nationally recognized investment rating agency and (iv) U.S. money market funds that invest solely in obligations issued or guaranteed by the United States of America or an agency thereof, and (v) Eurodollar time deposits with financial institutions with a published rating of not less than A-1 or P-1 (or the equivalent rating).

          (i) make advances, loans or extensions of credit to any entity, including, without limitation, any parent, subsidiary or affiliate except for loans to Borrower's subsidiaries not to exceed $4,000,000 in the aggregate at any time.

          (j) declare, pay or make any dividend or distribution on any shares of common stock or preferred stock (other than dividends or distributions payable in Borrower's stock, or split-ups or reclassifications of Borrower's stock) or apply any of its funds, property or assets to the purchase, redemption or other retirement of any common or preferred stock, or of any options to purchase or acquire any such shares of Borrower's common or preferred stock, except for purchases of Borrower's common stock made on behalf of its employees pursuant to Borrower's 401(K) plan and except that if an Infusion Event occurs, so long as (i) no Event of Default has occurred or is continuing and (ii) the Obligations hereunder do not exceed the Formula Amount less the applicable Permitted Overadvances, then Borrower may make a dividend or distribution not to exceed 20% of the net proceeds of such infusion.

          (k) substantially change the nature of the business in which Borrower is presently engaged (except for its retail store business), nor, except as specifically permitted hereby, purchase or invest, directly or indirectly, in any assets or property other than in the ordinary course of business for assets or property which are useful in, necessary for and are to be used in Borrower's business as presently conducted.

          (l) directly or indirectly, purchase, acquire or lease any property from, or sell, transfer or lease any property to, or otherwise deal with, any affiliate, except disclosed transactions in the ordinary course of business, on an arm's-length basis on terms no less favorable than terms which would have been obtainable from a person other than an affiliate.

          (m) enter as lessee into any lease arrangement (i) for real or personal property in connection with Guarantor's retail operations to the extent such lease arrangement does not terminate by January 31, 1998 or
     (ii) any other real or personal property, other than a renewal or extension of existing real property leases listed on Exhibit 9.1(m) or replacements thereof (unless capitalized and otherwise permitted hereunder) except for leases entered into with respect to equipment so long as rentals under such leases do not exceed the aggregate amount of $2,500,000.00 per year.

          (n) enter into any partnership, joint venture or similar arrangement without Lender's prior written consent, which consent will not be unreasonably withheld.

          (o) change Borrower's fiscal year for financial reporting purposes from June 30 or make any change (i) in accounting treatment and reporting practices except as required by GAAP or (ii) in tax reporting treatment except as required by law without Lender's prior written consent, which shall not be unreasonably withheld.

     9.2. Borrower will

          (a) pay to Lender on demand all usual and customary fees and reasonable out-of-pocket expenses which Lender incurs in connection with
     (i) the forwarding of

     Loan proceeds and (ii) the establishment and maintenance of any lockbox account as provided for in paragraph 6.9. Lender may, without making demand, charge Borrower's account for all such fees and expenses.

          (b) (i) conduct continuously and operate actively Borrower's business according to good business practices and maintain all of Borrower's properties useful or necessary in Borrower's business in good working order and condition (reasonable wear and tear excepted) including, without limitation, all licenses, patents, copyrights, Trade Names, trade secrets and trademarks; (ii) keep in full force and effect its existence and comply in all material respects with the laws and regulations governing the conduct of its business and (iii) make all such reports and pay all such franchise and other taxes and license fees and do all such other acts and things as may be lawfully required to maintain Borrower's rights, licenses, leases, powers and franchises under the laws of the United States or any political subdivision thereof.

          (c) promptly discharge all of Borrower's obligations of any nature whatsoever, whether now existing or hereafter arising, owing to any person, firm, corporation or governmental agency.

     9.3. Borrower will give Lender

          (a) once in each calendar year (but not more than twelve months shall elapse between the first and second report in each calendar year) a physical count of Borrower's inventory observed by an independent public accountant acceptable to Lender in a manner consistent with procedures followed in connection with the certification of Borrower's annual financial statements unless waived in writing by Lender.

          (b) not later than fifteen days after the end of each month, inventory designations certified by Borrower's Treasurer to be reasonably accurate, all in form and substance satisfactory to Lender.

          (c) from time to time at Lender's request financial projections in form and substance satisfactory to Lender;

          (d) prompt written notice of any breach or default, or the occurrence of an event which with notice or lapse of time would constitute a breach or default, under this Agreement or Borrower's Obligations to Lender, or any other agreement material to Borrower's business (including but not limited to all license agreements relating to inventory), Borrower's material violation of any law, rule, order or regulation of any governmental agency applicable to Borrower or the Collateral, and the commencement or assertion by or against Borrower of any claim, suit, action or proceeding of a civil, criminal or an administrative nature or the occurrence of any events adversely affecting the value of the Collateral or Lender's rights or Borrower's condition. Lender may, but shall not be obligated to, cure any such breach, default or violation and, if Lender elects to do so, Borrower will on demand reimburse Lender for the cost and expenses incurred by it in connection therewith.

          (e) within 45 days after the close of each of the first three quarters in each of Borrower's fiscal years (i) consolidated balance sheets of Borrower and its subsidiaries as at the end of such quarter, and the related consolidated statements of income, retained earnings and changes in financial position of Borrower and its subsidiaries for the elapsed portion of the fiscal year ended with the last day of such quarter setting forth in each case in comparative form the figures for the corresponding periods of the previous fiscal year, each of which shall be accompanied by a certificate of Borrower's chief financial officer in form and substance satisfactory to Lender or (ii) a copy of the Borrower's Form 10-Q filed with the Securities and Exchange Commission for such period.

          (f) within 90 days after the end of each of Borrower's fiscal years
     (i) consolidated balance sheets of Borrower and its subsidiaries as at the end of such fiscal year and the related consolidated statements of income, retained earnings and changes in financial position of Borrower and its subsidiaries for such fiscal year, setting forth in comparative form the figures as at the end of and for the previous fiscal year, in each case certified by independent certified public accountants of recognized standing satisfactory to Lender, whose certificates shall be in scope and substance satisfactory to Lender or (ii) a copy of the Borrower's Form 10-K filed with the Securities and Exchange Commission for such period. Together with such financial statements Borrower shall deliver a certificate of Borrower's chief financial officer in form and substance satisfactory to Lender and a certificate of such accountants addressed to Lender (i) stating that Borrower is authorized to deliver such financial statements and their certifications thereof to Lender pursuant to this Agreement and that they have caused this Agreement to be reviewed and that, in making the examination necessary for the certification of such financial statements, as a result of the output of the audit work, nothing has come to their attention to lead them to believe that any default hereunder or breach hereof exists, or, if such is not the case, specifying such default or breach and its nature, when it occurred and whether it is continuing and (ii) having attached the calculations required to establish whether or not Borrower and Borrower's subsidiaries on a consolidated basis were in compliance with the covenants contained in paragraph 9.1(d) through 9.1(f).

          (g) within thirty (30) days after the end of each month, an unaudited balance sheet of Borrower and its subsidiaries and related unaudited statements of income, retained earnings and changes in financial position of Borrower and its subsidiaries for such period reflecting results of operations from the beginning of the fiscal year to the end of such month and for such month, prepared on a basis consistent with prior practices and complete and correct in all material respects, subject to normal year end adjustments. The reports shall be accompanied by a certificate of Borrower's President and/or Chief Financial Officer which shall state that, based on an examination sufficient to permit him to make an informed statement, no Event of Default exists, or, if such is not the case, specifying such Event of Default, its nature, when it occurred, whether it is continuing and the steps being taken by Borrower with respect to such default, and such certificate shall have appended thereto calculations which set forth Borrower's compliance with the requirements or restrictions imposed by Sections 9.1(d), 9.1(e), 9.1(k), 9.1(n) and 9.1(o) hereof.

          (h) such other reports and documents as and when Lender reasonably request including but not limited to Borrower's reports to stockholders and any documents filed with any governmental agency or stock exchange.

          (i) With respect to Receivables, on or before the fifteenth (15th) day of each month as and for the prior month accounts receivable ageings. In addition,

     Borrower will deliver to Lender with respect to Receivables at such intervals as Lender may require: (i) confirmatory assignment schedules,
     (ii) copies of customer's invoices, (iii) evidence of shipment or delivery and (iv) such further schedules, documents and/or information regarding the Receivables as Lender may reasonably request, including, without limitation, trial balances and test verifications. Lender shall have the right to confirm and verify all Receivables by any manner and through any medium it considers advisable and do whatever it may deem reasonably necessary to protect Lender's interests hereunder. The items to be provided under this subdivision are to be in form satisfactory to Lender and executed by Borrower and delivered to Lender from time to time solely for Lender's convenience in maintaining records of the Collateral, and Borrower's failure to deliver any of such items shall not affect, terminate, modify or otherwise limit Lender's lien on or security interest in the Collateral.

          (j) quarterly, Borrower's certificate signed by Borrower's Chief Financial Officer stating, to the best of his/her knowledge, that Borrower is in compliance in all material respects with all federal, state and local laws including but not limited those relating to environmental protection and control and employees.

          (k) take all action that may be necessary or desirable, or that Lender may request, so as at all time to maintain the validity, perfection, enforceability and priority of Lender's security interest in the Collateral or to enable Lender to protect, exercise or enforce its rights hereunder and in the Collateral, including, but not limited to (i) discharging all liens other than Permitted Liens, (ii) obtaining landlords' or mortgagees' lien waivers, (iii) delivering to Lender, endorsed or accompanied by such instruments of assignment as Lender may specify, and stamping or marking, in such manner as Lender may specify, any and all chattel paper, instruments, letters of credits and advices thereof and documents evidencing or forming a part of the Collateral, (iv) entering into warehousing, lockbox and other custodial arrangements satisfactory to Lender, and (v) executing and delivering financing statements, instruments of pledge, mortgages, notices and assignments, in each case in form and substance satisfactory to Lender, relating to the creation, validity, perfection, maintenance or continuation of Lender's security interest under the Uniform Commercial Code or other applicable law. All charges, expenses and fees the Lender may incur in doing any of the foregoing, and any local taxes relating thereto, shall be charged to the Borrower's account and added to the Obligations, or at the Lender's option, shall be paid to the Lender immediately upon demand.

     10. PLACE OF PAYMENT; NEW YORK LAW AND COURT

     10.1. All Obligations shall be paid at Lender's office in New York, New
York.

     10.2. This agreement shall be governed by and construed according to the laws of the State of New York. All terms used herein, unless otherwise defined herein, shall have the meanings given in the New York Uniform Commercial Code.

     10.3. Borrower and Lender expressly submit and consent to the exclusive jurisdiction of the Supreme Court of the State of New York, and the United States District Court for the Southern District of New York, with respect to any controversy arising out of or relating to this agreement or any supplement hereto or to any transactions in connection therewith and hereby waives personal service of the summons, complaint or other process or papers to be issued therein and hereby agrees that service of such summons, complaint, process or papers may be made by registered or certified mail addressed to the other party at the address appearing herein, but nothing herein shall bar Lender from commencing any action against Borrower in any court in any jurisdiction in addition to those specified above.


     11. REPORTS; RECORDS; ASSURANCES; WAIVERS; REMEDIES; ADDITIONAL WARRANTIES, REPRESENTATIONS AND COVENANTS; CONDITIONS; MISCELLANEOUS

     11.1. Lender may at all times during Borrower's normal business hours have reasonable access to, and inspect, audit, and make extracts from, all of Borrower's records, files and books of account, and Lender may charge Borrower's account with the costs, fees or expenses incurred in connection therewith and Lender's then standard charges for each examiner or auditor.

     11.2. Borrower shall perform all acts and execute all documents under this agreement requested by Lender to perfect and maintain Lender's security interest and other rights in the Collateral and under this Agreement.

     11.3. Failure by Lender to exercise any right, remedy or option under this Agreement or delay by Lender in exercising the same will not operate as a waiver; no waiver by Lender will be effective unless Lender confirms it in writing and then only to the extent specifically stated.

     11.4. Lender may charge to Borrower's account, when incurred by Lender, the amount of legal fees (including reasonable fees, expenses and costs payable or allocable to attorneys retained or employed by Lender) and other costs, fees and expenses incurred by Lender in negotiating or preparing this agreement and any legal documentation required by Lender or requested by Borrower in connection with this agreement or any amendments, waivers or supplements thereof, or in enforcing, evaluating, or analyzing Lender's rights hereunder or in connection with litigation arbitration or administrative proceedings relating to any controversy arising out of this agreement, or in enforcing, protecting, preserving or perfecting Lender's interest in, any Collateral, including without limitation all taxes assessed or payable with respect to any Collateral, and the out-of-pocket costs of all public record filings, appraisals, reports and searches relating to Borrower or any Collateral. Lender may file Financing Statements under the Uniform Commercial Code without Borrower's signature or, if Lender so elects, sign and file them as Borrower's agent.

     11.5. Lender's rights and remedies under this agreement will be cumulative and not exclusive of any other right or remedy Lender may have hereunder or under the Uniform Commercial Code or otherwise. Without limiting the foregoing, if Lender exercises its rights as a secured party Lender may, at any time or times, without demand, advertisement or notice, all of which Borrower hereby waives, sells the Collateral, or any part of it, at public or private sale, for cash, upon credit, or otherwise, at Lender's sole option and discretion, and Lender may bid or become purchaser at any such sale, free of any right of redemption which Borrower hereby waive. After application of all Collateral to Borrower's Obligations (in such order and manner as Lender in its sole discretion shall determine), Borrower shall remain liable to Lender for any deficiency.

     11.6. Lender shall have no liability hereunder (a) for any losses or damages (including indirect, special or consequential damages) resulting from Lender's refusal to assume, or delay in assuming, the Credit Risk, or any malfunction, failure or interruption of communication facilities, or labor difficulties, or other causes beyond Lender's control; or (b) for indirect, special or consequential damages arising from accounting errors with respect to Borrower's account with Lender. Lender's liability for any default by Lender hereunder shall not exceed a refund to Borrower of any commission paid by Borrower during the period starting on the occurrence of the default and ending when it is cured or waived, or when this agreement is terminated, whichever is earlier.

     11.7. This agreement cannot be changed or terminated orally and is for the benefit of and binding upon the parties and their respective successors and assigns. Lender may assign or sell participations in this Agreement to others. However, Borrower may not assign any of Borrower's rights or delegate any of Borrower's duties hereunder without Lender's prior written consent. This agreement, and any concurrent or subsequent written supplements thereto or amendments thereof signed by both parties, represents Lender's entire understanding and supersedes all inconsistent agreements and communications, written or oral, between Borrower's and Lender's officers, employees, agents and other representatives.

     11.8. This agreement shall not be effective unless signed by Borrower below, and signed by Lender at the place for its acceptance.

     11.9. TO THE EXTENT LEGALLY PERMISSIBLE, BOTH BORROWER AND LENDER WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY LITIGATION RELATING TO TRANSACTIONS UNDER THIS AGREEMENT OR THE OTHER DOCUMENTS, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE.

     11.10. Borrower shall keep proper books of record and account in which full, true, correct and appropriate entries will be made of all dealings or transactions of or in relation to Borrower's business and affairs, including, but not limited to, appropriate accruals and allowances. All determinations pursuant to this subsection shall be made in accordance with, or as required by, GAAP (except, however, that the Restructuring Charges shall include up to $800,000 of fees, expenses and other charges incurred by Borrower in connection with the liquidation of Inventory at the Borrower's, shall store locations regardless of their characterization as restructuring or unusual under GAAP) consistently applied in the opinion of such independent public accountant acceptable to Lender as shall then be regularly engaged by Borrower.

     11.11. Confidentiality. Lender shall hold all non-public information obtained by Lender pursuant to the requirements of this Agreement in accordance with its customary procedures for handling confidential information of this nature; provided, however, Lender may disclose such confidential information
(a) to its examiners, affiliates, outside auditors, counsel and other professional advisors, (b) to any participant or assignee or prospective participant or assignee, and (c) as required or requested by any governmental authority or representative thereof or pursuant to legal process; provided, further that (i) unless specifically prohibited by applicable law or court order, Lender shall use its best efforts prior to disclosure thereof, to notify Borrower of the applicable request for disclosure of such non-public information (A) by a governmental authority or representative thereof (other than any such request in connection with an examination of the financial condition of Lender by such governmental authority) or (B) pursuant to legal process and (ii) in no event shall Lender be obligated to return any materials furnished by Borrower other than those documents and instruments in possession of Lender in order to perfect its lien on the Collateral once the Obligations have been paid in full and this Agreement has been terminated.

     11.12. Borrower shall comply with all acts, rules, regulations, laws and orders of any legislative, administrative or judicial body or official applicable to Borrower, the Collateral or any part thereof, or to the operation of Borrower's business.

     11.13. At Borrower's own cost and expense in amounts and with carriers acceptable to Lender, Borrower shall (a) keep all properties in which Borrower has an interest insured against such hazards and for such amounts, as is customary for companies engaged in businesses similar to Borrower's; (b) maintain a bond in such amounts as is customary for companies engaged in businesses similar to Borrower's, insuring against criminal misappropriation of Borrower's employees; (c) maintain public and product liability insurance against claims for personal injury, death or property damage suffered by others; (d) maintain all such workmen's compensation or similar insurance as may be required under the laws of any jurisdiction in which Borrower is engaged in business; (e) Intentionally Omitted; (f) furnish Lender with (i) copies of all policies and evidence of the maintenance of such policies, and (ii) appropriate loss payable endorsements in form and substance satisfactory to Lender, naming Lender as loss payee as its interest may appear with respect to all insurance coverage referred to in clauses (a) with respect to inventory,
(b) with respect to Receivables and proceeds thereof, and (c) above. In the event of any loss thereunder, the carriers named therein hereby are directed by Borrower and Lender to make payment for such loss to Lender and not to Borrower and Lender jointly. If any insurance losses are paid by check, draft or other instrument payable to Borrower or to Borrower and Lender jointly, Lender may endorse Borrower's name thereon and do such other things as Lender may deem advisable to reduce the same to cash. Lender is hereby authorized to adjust and compromise claims under insurance coverage referred to in clauses (a), (b) and
(c) above. All loss recoveries received by Lender upon such insurance may be applied to the Obligations, in such order as Lender in its sole discretion shall determine. In the event that the amount of the loss exceeds the amount of the recovery, such deficiency shall be paid by Borrower to Lender, on demand.

     11.14. If Borrower fails to obtain insurance as hereinabove provided, or to keep it in force, Lender, if Lender so elects, may obtain such insurance and pay the premium therefor for Borrower's account, and charge Borrower's account therefor.

     11.15. Borrower will pay, when due, all taxes, assessments and other charges or claims lawfully levied or assessed upon Borrower or any of the Collateral. If any tax by any governmental authority is or may be imposed on or as a result of any transaction between Borrower and Lender which Lender may be required to withhold or pay or if any taxes, assessments, or other charges remain unpaid after the date fixed for their payment, or if any claim shall be made which, in Borrower's opinion, may possibly create a valid lien, charge or claim on the Collateral, Lender may without notice to Borrower pay the taxes, assessments, liens, charges or claims and Borrower hereby indemnifies and holds Lender harmless in respect thereof. The amount of any payment by Lender under this section shall be charged to Borrower's account.

     11.16. Borrower shall at all times pay, when and as due, rental obligations under all leases, and shall otherwise comply, in all material respects, with all other terms of such leases and keep them in full force and effect and, at Lender's request, will provide evidence of having done so.

     11.17. The Borrower represents and warrants as follows:

          (a) Authority. The Borrower has full power, authority and legal right to enter into this Agreement and all related documents, supplements and agreements ("Other Documents") and perform all obligations hereunder and thereunder. The execution, delivery and performance hereof and of the Other Documents are within the Borrower's corporate powers, have been duly authorized, are not in contravention of law or the terms of the Borrower's by-laws, certificate of incorporation or other applicable documents relating to the Borrower's formation or to the conduct of the Borrower's business or of any agreement or undertaking to which the Borrower is a party or by which the Borrower is bound, and will not conflict with nor result in any breach of any of the provisions of or constitute a default thereunder or result in the creation of any lien upon any asset of the Borrower.

          (b) Formation and Qualification. The Borrower is duly incorporated and in good standing under the laws of the State of New York and is qualified to do business and is in good standing in all states in which qualification and good standing are necessary for the Borrower to conduct its business and own its property. Borrower has delivered to Lender true and complete copies of its certificate of incorporation and by-laws and will promptly notify Lender of any amendment or changes thereto.

          (c) Survival of Representations and Warranties. All representations and warranties of Borrower contained in this Agreement and the Other Documents shall be true at the time of Borrower's execution of this Agreement and the Other Documents, and shall survive the execution, delivery and acceptance thereof by Lender and the parties thereto and the closing of the transactions described therein or related thereto.

          (d) Tax Returns. Borrower has filed all federal, state and local tax returns and other reports it is required by law to file and has paid all taxes, assessments, fees and other governmental charges shown to be due and payable on such returns. The provision for taxes on the books of Borrower is adequate for all years not closed by applicable statutes, and for its current fiscal year, and Borrower has no knowledge of any deficiency or additional assessment in connection therewith not provided for on its books.

          (e) Financial Statements. All financial statements furnished by Borrower to Lender are accurate, complete and correct in all material respects and fairly reflect the financial condition of Borrower and have been prepared in accordance with GAAP, consistently applied. The cash flow projections of the Borrower and its projected balance sheets are based on underlying assumptions which provide a reasonable basis for the projections contained therein and reflect Borrower's judgment based on present circumstances of the most likely set of conditions and course of action for the project period. Since the end of the period covered by the most recent financial statement furnished by Borrower, there has been no change in the condition, financial or otherwise, of the Borrower or any of its subsidiaries and no change in the aggregate value of the assets of Borrower and its subsidiaries, except changes in the ordinary course of business, none of which individually or in the aggregate has been materially adverse to the Borrower's business.

          (f) Solvency. After giving effect to the transactions contemplated by this Agreement, the Borrower will be solvent, able to pay its debts as they mature, and will have capital sufficient to carry on its business and all businesses in which it is about to engage, and (A) as of the Closing Date, the fair present saleable value of its assets, calculated on a going concern basis, is in excess of the amount of its liabilities and (B) subsequent to the Closing Date, the fair saleable value of its assets (calculated on a going concern basis) will be in excess of the amount of its liabilities.

          (g) Patents, Trademarks, Tradenames, Copyrights and Licenses. All patents, patent applications, trademarks, trademark applications, tradenames, copyrights, copyright applications, trade secrets and licenses owned or utilized by Borrower in the United States of America are set forth on Exhibit 11.17(g), are valid and have been duly registered or filed with all appropriate governmental authorities; there is no objection or pending challenge to the validity of any such patent, trademark, copyright, Trade Name, trade secret or license and Borrower is not aware of any grounds for any challenge.

          (h) Licenses and Permits. Borrower (i) is in compliance with and (ii) has procured and is now in possession of, all material licenses or permits required by any applicable federal, state or local law or regulation for the operation of its business in each jurisdiction wherein it is now conducting or proposes to conduct business and where the failure to procure such licenses or permits would have a material adverse effect on the business, properties, condition (financial or otherwise) or operations of the Borrower.

          (i) Default of Indebtedness. Borrower is not in default in the payment of the principal of or interest on any indebtedness due to any one party, which at any time exceeds an aggregate amount of $500,000 or under any instrument or agreement under or subject to which any indebtedness has been issued and no event has occurred under the provisions of any such instrument or agreement which with or without the lapse of time or the giving of notice, or both, constitutes or would constitute an event of default thereunder.

          (j) No Default. Borrower is not in default in the payment or performance of any of its material contractual obligations and no event has occurred which with the giving of notice or passage of time, would constitute a default under this Agreement or any Other Document.

          (k) No Burdensome Restrictions. Borrower is not party to any contract or agreement the performance of which would adversely affect the business, assets, operations or condition (taken as a whole) (financial or otherwise) of the Borrower. Borrower has not agreed or consented (except pursuant to this Agreement) to cause or permit in the future (upon the happening of a contingency or otherwise) any of its property, whether now owned or hereafter acquired, to be subject to a lien or encumbrance of any kind.

          (l) No Labor Disputes. Borrower is not involved in any labor dispute; there are no strikes or walkouts or union organization of any of Borrower's employees threatened or in existence and no labor contract is scheduled to expire July 31, 1999.

          (m) Margin Regulations. No part of the proceeds of any Advance or Loan will be used for "purchasing" or "carrying" "margin stock" as defined in Regulation U of such Board of Governors.

          (n) Disclosure. No representation or warranty made by the Borrower in this Agreement or in any financial statement, report, certificate or any other document furnished in connection herewith contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements herein or therein not misleading.

          (o) Conditions to Initial Advances. The agreement of Lender to make the initial Loans or issue the L/C requested to be made or issued on the Closing Date is subject to the satisfaction, or waiver by Lender, immediately prior to or concurrently with the making of such Loans or issuance of such L/Cs of the following conditions precedent:

     (i) Filings Registrations and Recordings. Each document (including, without limitation, any Uniform Commercial Code financing statement) required by this Agreement, any related agreement or under law or reasonably requested by the Lender to be filed, registered or recorded in order to create, in favor of the Lender, a perfected security interest in or lien upon the Collateral shall have been properly filed, registered or recorded in each jurisdiction in which the filing, registration or recordation thereof is so required or requested, and the Lender shall have received an acknowledgment copy, or other evidence satisfactory to it, or each such filing, registration or recordation and satisfactory evidence of the payment of any necessary fee, tax or expense relating thereto;

     (ii) Corporate Proceedings of the Borrower. The Lender shall have received a copy of the resolutions in form and substance reasonably satisfactory to Lender, of the Board of Directors of the Borrower authorizing (A) the execution, delivery and performance of this Agreement, and the Other Documents, and (B) the granting by Borrower of the security interests in and liens upon the Collateral in each case certified by the Secretary or an Assistant Secretary of the Borrower as of the Closing Date; and, such certificate shall state that the resolutions thereby certified have not been amended, modified, revoked or rescinded as of the date of such certificate;

     (iii) Incumbency Certificates of the Borrower. The Lender shall have received a certificate of the Secretary or any Assistant Secretary of the Borrower, dated the Closing Date, as to the incumbency and signature of the officers of the Borrower executing this Agreement, any certificate or other documents to be delivered by it pursuant hereto, together with evidence of the incumbency of such Secretary or Assistant Secretary;

     (iv) Guaranty. The Lender shall have received a reaffirmation by Chaus Retail, Inc. with respect to the guaranty of Chaus Retail, Inc.;

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

     (v) No Litigation. No litigation, investigation or proceeding before or by any arbitrator or governmental authority shall be continuing or threatened against the Borrower or against the officers or directors of the Borrower (except as set forth in Section 5.5 above and except for such litigation, investigation or proceeding arising from or in connection with the Restructure Transaction, including, but not limited to, litigation by or on behalf of any holder of the Borrower's common stock) (A) in connection with this Agreement, the Other Documents, or any of the transactions contemplated thereby ("Transactions") or (B) which if adversely determined, would, in the reasonable opinion of the Lender, have a material adverse effect on the business, assets, operations or condition (financial or otherwise) of the Borrower taken as a whole; and no injunction, writ, restraining order or other order of any nature materially adverse to the Borrower or the conduct of its business or inconsistent with the due consummation of the Transactions shall have been issued by any governmental authority;

     (vi) Intentionally Omitted

    (vii) Collateral Examination. The Lender shall have completed Collateral examinations and received appraisals and reports, the results of which shall be satisfactory in form and substance to the Lender, of the assets of the Borrower and all books and records in connection therewith;

   (viii) Fees. The Lender shall have received all fees required by this Agreement to be paid to the Lender on or prior to the Closing Date;

     (ix) Pro Forma Financial Statements. Lender shall have received a copy of pro forma financial statements which shall be satisfactory in all respects to Lender;

     (x) Subordination Agreement. Lender shall have entered into a Subordination Agreement with Borrower and holders of the Subordinated Debt which shall set forth the basis upon which said holders may receive, and Borrower may make, payments under the Subordinated Debt, which basis shall be satisfactory in form and substance to Lender in its sole discretion;

     (xi) Other Documents. Lender shall have received the Other Documents executed in form and substance reasonably satisfactory to Lender;

    (xii) Other. All corporate and other proceedings, and all documents, instruments and other legal matters in connection with the Transactions shall be reasonably satisfactory in form and substance to the Lender and its counsel.

          (p) Conditions to Each Advance. Each request for a Loan, or L/C, by Borrower hereunder shall constitute a representation and warranty by Borrower as of the date of the making or issuance thereof that the conditions contained in this subsection shall have been satisfied. The agreement of Lender to make any Revolving Advance or issue any L/C requested to be made or issued on any date (including, without limitation, those first made or issued), is subject to the satisfaction of the following conditions precedent as of the date such Loan is made:

     (i) Representations and Warranties. Each of the representations and warranties made by the Borrower in or pursuant to this Agreement, and any related agreements to which it is a party, and each of the representations and warranties contained in any certificate, document or financial or other statement furnished at any time under or in connection with this Agreement or any related agreement shall be true and correct in all material respects on and as of such day as if made on and as of such date;

     (ii) No Default. No default or event which with the giving of notice or passage of time would constitute a default herein shall have occurred and be continuing on such date, or would exist after giving effect to the Loans requested to be made, or L/Cs requested to be issued on such date, provided, however, that Lender in its sole discretion, may continue to make Loans notwithstanding the existence of such default or event; and

    (iii) Maximum Amount. The aggregate amount of Revolving Advances and L/Cs at any time shall not exceed the Maximum Revolving Amount and the aggregate Loans at any time shall not exceed the Maximum Loan Amount.

     12. APPLICATION OF PAYMENTS; OPTIONAL PREPAYMENT

     12.1. Lender shall have the continuing and exclusive right to apply or reverse and reapply any and all proceeds of Collateral to any portion of the Obligations. To the extent that Borrower makes a payment or Lender receives any payment or proceeds of the Collateral for Borrower's benefit, which are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, debtor in possession, receiver, custodian or any other party under any bankruptcy law, common law or equitable cause, then, to such extent, the Obligations or part thereof intended to be satisfied shall be revived and continue as if such payment or proceeds had not been received by Lender.

     12.2. Optional Prepayments. Borrower may prepay the Term Loan without premium or penalty on two (2) business days' prior notice to Lender in minimum amounts of $100,000 which shall be applied to the outstanding principal installments on the Term Loan in the inverse maturities thereof.

     12.3 Mandatory Prepayments. Upon the Restructure Date, the Maximum Loan Amount and the Maximum Revolving Amount shall each be reduced in an amount equal to $22,500,000 and all Revolving Loans which are then outstanding in excess of the Maximum Revolving Amount as then reduced shall be immediately repaid by Borrower and Lender shall have the right to apply the proceeds of the Cash Collateral Deposit to any such payment. Any proceeds of the Cash Collateral Deposit remaining after any such prepayment shall be applied to the installments due under the Term Loan in the inverse order of their maturity provided, however, that any proceeds remaining in connection with the account established pursuant to the Amended and Restated Cash Collateral Deposit Letter dated as of the Closing Date (a copy of which is attached hereto as Exhibit 12.3) shall be paid to J. Chaus.

     13. INDEMNITY

     Borrower shall indemnify Lender from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, reasonable out-of-pocket fees and disbursements of counsel) which may be imposed on, incurred by, or asserted against Lender in any litigation, proceeding or investigation instituted or conducted by any governmental agency or instrumentality or any other entity with respect to any aspect of, or any transaction contemplated by, or referred to in, or any matter related to, this Agreement, whether or not the Lender is a party thereto, except to the extent that any of the foregoing arises out of the gross negligence, bad faith, unlawful conduct or willful misconduct of Lender.

     14. NOTICE

     Any notice or request hereunder may be given to Borrower or to Lender at their respective addresses set forth below or at such other address as may hereafter be specified in a notice designated as a notice of change of address under this section. Any notice or request hereunder shall be given by (a) hand delivery, (b) registered or certified mail, return receipt requested, (c) telex or telegram, subsequently confirmed by registered or certified mail, or (d) telefax to the number set out below (or such other number as may hereafter be specified in a notice designated as a notice of change of address) with telephone communication to a duly authorized officer of the recipient confirming its receipt as subsequently confirmed by registered or certified mail. Notices and requests shall, in the case of those by mail or telegram be deemed to have been given when deposited in the mail, or delivered to the telegraph office addressed as provided in this section.

                  (A) If to Lender, at:

                           BNY Financial Corporation
                           1290 Avenue of the Americas
                           New York, NY 10104
                           Attn: Andrew Rogow, SVP
                           Telephone: (212) 408-7531
                           FAX: (212) 408-4384

                  (B) If to Borrower, at:

                           Bernard Chaus, Inc.
                           1410 Broadway
                           New York, NY 10018
                           Attn: Josephine Chaus, Chairwoman of the Board
                           Telephone: (212) 354-1280
                           FAX: (212) 921-4619

                  and

                           Bernard Chaus, Inc.

                           800 Secaucus Road
                           Secaucus, NJ 07094
                           Attn:  Chief Financial Officer
                           Telephone: (201) 863-4646
                           FAX: (201) 863-4269

                  with a copy to:

                           Fried, Frank, Harris, Shriver & Jacobson
                           One New York Plaza
                           New York, New York  10004
                           Attn: Robert C. Schwenkel
                           Telephone:  (212) 859-8000
                           FAX:  (212) 859-4000

     15. SURVIVABILITY

     If any or part of this Agreement is contrary to, prohibited by, or deemed invalid under applicable laws or regulations, such provision shall be inapplicable and deemed omitted to the extent so contrary, prohibited or invalid, but the remainder hereof shall not be invalidated thereby and shall be given effect so far as possible.

     16. INJUNCTIVE RELIEF

     Borrower recognizes that, in the event Borrower fails to perform, observe or discharge any of its obligations or liabilities under this Agreement, any remedy at law may prove to be inadequate relief to Lender; therefore, Lender if Lender so requests, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages.


AGREED TO ON THIS 10TH DAY OF OCTOBER, 1997



ATTEST:                                  BERNARD CHAUS, INC.

/s/ Andrew Grossman                      By: /s/ Josephine Chaus
---------------------------------           ------------------------------
Secretary C.E.O.

ACCEPTED AT NEW YORK, NEW YORK,
AS OF THE ABOVE DATE

ATTEST:                                  BNY FINANCIAL CORPORATION


/s/ Jean Williams                        By: /s/ Robert Grbic
---------------------------------           ------------------------------
Asst. Secretary

1290 Avenue of the Americas
New York, New York 10104



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